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                                                                     Exhibit 11


                          SYNERGIS TECHNOLOGIES, INC.
                 COMPUTATION OF PRO FORMA LOSS PER COMMON SHARE
                                  (unaudited)
            (dollars in thousands, except share and per share data)

                                                                    Pro Forma
                                                                 Weighted Average                           Pro Forma
                                                                 Number of Common        Pro Forma         Loss per Net
                                                                Shares Outstanding        Net Loss         Common Share
                                                                ------------------       ----------        ------------
Year Ended December 31, 1996
     Shares outstanding at January 1, 1996(1)(2).............           24,480           $        -        $          -
     Dilutive stock options and warrants issued within one
          year of the Offering...............................           59,012                    -                   -
     Newly issued shares to shareholders of the Founding
          Companies as a result of the Acquisitions..........          875,508                    -                   -
     Initial public offering of common stock(1)..............        2,600,000                    -                   -
     Pro forma net loss......................................                -                  455                   -
                                                                     ---------           ----------        ------------
                                                                     3,559,000           $      455        $       0.13
                                                                     =========           ==========        ============

Six Months Ended June 30, 1997:
     Shares outstanding at January 1, 1997(1)(2).............           24,480           $        -        $          -
     Dilutive stock options and warrants issued within one
          year of the Offering...............................           59,012                    -                   -
     Newly issued shares to shareholders of the Founding
          Companies as a result of the Acquisitions..........          875,508                    -                   -
     Initial public offering of common stock(1)..............        2,600,000                    -                   -
     Pro forma net loss......................................                -                  465                   -
                                                                     ---------           ----------        ------------
                                                                     3,559,000           $      465        $       0.13
                                                                     =========           ==========        ============

(1) After giving effect to the 750,000 shares sold in the Offering by the Selling Shareholder.

(2) After giving effect to the 59,012 shares which were contributed by the Selling Shareholder to the Company prior to the closing of the Offering.